UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 26, 2008

FBL Financial Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	515-225-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

The following information is provided in response to investor requests for information about FBL Financial Group’s exposure to investments in securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), Lehman Brothers, American International Group, Washington Mutual and Wachovia. This information is provided as of September 30, 2008, and includes the estimated amount of other-than-temporary impairments, if any, expected to be taken on these specific securities.

As part of the third quarter financial statement preparation process, additional other-than-temporary impairments may be recorded, but the amount of these possible impairments, if any, has not been determined at this time.

FBL does not own any preferred or common stock of Fannie Mae or Freddie Mac.

FBL holds Lehman Brothers senior subordinated bonds with an amortized cost of $6.0 million. FBL expects to record a gross other-than-temporary impairment in the third quarter 2008 of $5.2 million related to this security.

In addition, FBL has a fixed-for-floating interest rate swap with Lehman Brothers affiliate Lehman Brothers Specialty Financing. FBL had previously posted collateral to Lehman for this swap in the amount of $2.8 million. The estimated mark-to-market value of this swap is a $2.1 million liability payable to Lehman Brothers. FBL is in the process of terminating this swap. The financial impact of this swap termination cannot be determined at this time.

FBL holds senior unsecured bonds of American International Group subsidiaries American General Finance, International Lease Finance Corp., SunAmerica Inc. and 21st Century Insurance. These bonds have an amortized cost of $31.7 million and market value of $18.0 million. Given a variety of factors, including the viability of these companies and the performance of these bonds, FBL does not expect to impair these AIG-affiliated securities at this time.

During the third quarter of 2008, FBL sold a Washington Mutual senior unsecured bond with an amortized cost of $4.0 million. FBL will record a realized investment loss from this sale of $2.3 million. Following this sale, FBL’s investment in Washington Mutual consists of two subordinated bonds of Washington Mutual Bank with an amortized cost of $11.0 million. FBL expects to record a gross other-than-temporary impairment in the third quarter 2008 of $8.5 million related to this security.

FBL holds subordinated bonds of Wachovia Corporation and two of its subsidiaries/affiliates, First Union National Bank and SouthTrust Bank, as well as bonds issued by OMX Timber Finance Investments LLC, a special purpose entity guaranteed by Wachovia Corp. These securities have an amortized cost of $16.1 million and market value of $11.6 million. Given a variety of factors, including the viability of these companies and the performance of these bonds, FBL does not expect to impair these Wachovia-affiliated securities at this time.

In addition, FBL has unsecured counterparty exposure to Wachovia in connection with call options backing FBL’s index annuity products. This exposure totals $2.2 million. FBL currently expects that these options will be assumed by Citigroup.

These gross other-than-temporary impairments are expected to be offset by related reductions in amortization of deferred sales inducements, amortization of deferred policy acquisition costs and income taxes. The amount of these reductions cannot be estimated at this time. These other-than-temporary impairments will impact net income but not operating income. FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles.

FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability.

Certain statements made by FBL in this filing are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act. There are a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially are discussed in FBL’s filings with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL Financial Group, Inc.

October 1, 2008	By:	James P. Brannen

Name: James P. Brannen
Title: Chief Financial Officer